Exhibit 10.1

Hand Delivered

September 24, 2015

Laurie Butcher
Vice President, Finance & Controller

Dear Laurie:

I am pleased to offer you the position of Senior Vice President, Finance with Alaska Communications.  In this capacity, you will be joining a highly professional team that is dedicated to advancing Alaska Communications in its position as Alaska’s leading integrated telecommunications company.  We are a customer driven organization and you will play a crucial role executing this strategy with our existing and future customers.  If you accept this offer, you will report directly to Wayne Graham, our Chief Financial Officer.  Your effective date will be October 4, 2015.

In this role, you will receive $240,000 in annual base salary paid on a weekly rate and delivered in bi-weekly payrolls, and a $144,000 (60% of your base salary rate) target annual cash incentive for an annualized target cash compensation total of $384,000.

Your actual incentive payment (a) will vary based on your and our Company’s performance, (b) is earned and paid only after completion of the year-end financial audit, (c) is paid only to employees who continue to be regular, full time employees at the time payment is made in the year following the performance year, and (d) is pro-rated your first year based on your actual time in the position.

Another substantial component of your total compensation in this job is a target annual long-term incentive compensation award.  Your total annual target long-term incentive compensation award as Senior Vice President, Finance will be 80% of your base salary rate, comprised equally of Performance Stock Units and Restricted Stock Units.  We determine actual awards based on your role and performance of that role, and prorate for your actual time in the position.   All awards are contingent upon Board of Directors (BOD) approval, governing plan documents, and your execution of required award documents.

Alaska Communications has developed a Corporate Compliance Program (CCP) and Protection of Proprietary Information Policy (PIP) to help employees meet the Company’s expectations.  Adherence to all Alaska Communications Policies & Procedures is a condition of employment at Alaska Communications and new hires are expected to confirm their willingness to comply in writing.  Copies of the current versions of both the CCP and PIP are attached for your advance review.  By accepting our offer, you are agreeing to comply with these policies, as they may be amended from time to time in the future, and certify you are not obligated by any previously signed agreements that will preclude you from working at Alaska Communications.

Laurie Butcher	Page 2 of 2
Offer Letter	September 24, 2015

In your position as an officer of our company, you will become privy to confidential and highly-sensitive competitive and proprietary information concerning our business, including but not limited to our customers, the products and services we offer, our finances, our business strategies, and our future plans.  You agree that during your employment with us, and for a period of twelve months after termination of your employment, you will not become an officer, director, employee, contractor, consultant, partner, joint-venture, or otherwise enter a business relationship or service with any competitor of Alaska Communications in the markets we are serving at the time your employment terminates; and for a period of twelve months after termination of your employment you also agree that you will not offer, encourage or solicit any other officer or employee of Alaska Communications to leave the company or enter into an employment or business relationship with you or your subsequent employer.  If and when you leave Alaska Communications, you agree that you will not make any disparaging statements, whether oral or written, about the company, its officers, directors, or employees or any aspect of its business.  In addition, you agree to always protect all Alaska Communications’ confidential and proprietary information you learned as a result of your employment with us in accordance with the CCP and PIP.

As Senior Vice President, Finance you will also be covered by the Alaska Communications Officer Severance Policy.  A copy of the current 2015 plan is attached. It may be modified in the future and, as modified, will apply to you.

Business conditions change from time to time and the commitment to provide continuing employment and your total compensation package depends upon the Company’s success and continuing business requirements.  As a result, I feel a responsibility to advise you that Alaska Communications is an “at will” employer.  This means that either you or the Company can terminate the employment relationship at any time for any reason, with or without cause.  While I feel the need to share these cautions, please also know that I feel confident that you are joining an organization that will prevail as the premier Alaskan communications service provider.

Laurie, I’m looking forward to watching teams grow under your leadership.  If you have questions about this offer, please do not hesitate to speak with me.

Respectfully yours,

/s/Anand Vadapalli

Anand Vadapalli
CEO & President

cc:  Employee File

Accepted: /s/ Laurie Butcher                    Date:  10/1/2015

                    Laurie Butcher